Exhibit 10.2
AMENDEMENT #1 TO
KURT R. STEVENSON
EMPLOYMENT AGREEMENT
     THIS AMENDMENT (this “Amendment”), is made and entered into as of December 30, 2008 by and between CENTRUE FINANCIAL CORPORATION, INC., a Delaware corporation (the “Employer”), and KURT R. STEVENSON (the “Executive”).
R E C I T A L S:
     A. The Executive serves as an officer of the Employer, and its wholly-owned subsidiary, Centrue Bank.
     B. The Employer and Executive have previously entered into an employment agreement dated June 30, 2006 (the “Agreement”) and wish to amend the Agreement to satisfy the requirements of Section 409A of the Internal Revenue Code and to eliminate provisions of the Agreement that pertain only to compensation or benefits that have already been paid.
     C. Except as otherwise provided in this Amendment, the Agreement shall continue in full force and effect.
     NOW, THEREFORE, in consideration of the premises and of the covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Executive agree to amend the Agreement as follows:
     1. Section 3(c) of the Agreement is amended to provide as follows:
     (c) Reimbursement of Expenses. The Executive shall be reimbursed, upon submission of appropriate vouchers and supporting documentation, for all travel, entertainment and other out-of-pocket expenses reasonably and necessarily incurred by the Executive in the performance of his duties hereunder and shall be entitled to attend seminars, conferences and meetings relating to the business of the Employer consistent with the Employer’s or the Bank’s established policies in that regard. Reimbursement under this section will be paid no later than March 15 of the calendar year following the calendar year in which the expenses were incurred.
     2. Section 3(g) of the Agreement is deleted in its entirety.
     3. Section 3(h) of the Agreement is deleted in its entirety.
     4. A new Section 5(a) of the Agreement is added to provide as follows and the remaining subsections of Section 5 are renumbered appropriately:
     (a) Separation from Service. Separation from Service means the termination of the Executive’s employment with Employer and the Bank for reasons other than death or Disability. A termination of employment will be presumed to constitute a Separation from Service if the Executive continues to provide services as an employee of Employer in an annualized amount that is less than 20% of the services rendered, on average, during the immediately preceding three years of employment (or, if employed less than three years, such lesser period). The Executive will be presumed to have not incurred a Separation from Service if the Executive continues to provide services to Employer in an annualized amount that is 50% or more of the services rendered, on average, during the immediately preceding three years of employment (or if employed less than three years, such lesser period). A Separation from Service will not have occurred if immediately following the Executive’s termination of employment, the Executive becomes an employee of any Affiliate of Employer, unless the services to be performed would be in amount that would result in the presumption that a Separation from Service had occurred.
     5. Section 5(e)(ii), now Section 5(f)(ii), is amended to provide as follows:
(ii)	the Executive’s Permanent Disability, which shall mean the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Executive’s employer ;
     6. The final paragraph of Section 5(h)(ii), now section 5(i)(ii) is amended to provide as follows:
Notwithstanding the foregoing, no event described in this Section shall be considered a Change of Control, unless the event also constitutes a change in the ownership or effective control pursuant to Code Section 409A(a)(2)(A)(v) and the regulatory guidance promulgated thereunder.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CENTRUE FINANCIAL CORPORATION, INC.

By:	Heather M. Hammitt	Kurt R. Stevenson

KURT R. STEVENSON
Its: EVP/Head of HR & Corporate Communications

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